AMENDMENT TO THE AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

This Amendment dated as of July 1, 2020, is to the Amended and Restated Investment Management Agreement made as of the 1st day of July, 2013, and amended July 1, 2019 (the “Agreement”) by and between TEMPLETON ASSET MANAGEMENT LTD., (hereinafter referred to as the “Manager”), and TEMPLETON CHINA WORLD FUND (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, both the Manager and the Company wish to amend Paragraph 4 of the Agreement; and

WHEREAS, the Board of Trustees of the Company, including a majority of the Independent Trustees of the Company, approved the following amendment at a meeting called for such purpose on May 13, 2020.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that Paragraph (4) of the Agreement is removed and replaced with the following:

(4)      The Company agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Company’s average weekly net assets, as listed below, payable at the end of each calendar month:

                                    1.20%, up to and including $4 billion

                                    1.15%, over $4 billion, up to and including $10 billion

                                    1.10%, over $10 billion, up to and including $15 billion

                                    1.05%, over $15 billion, up to and including $20 billion

                                    1.00%, over $20 billion

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                                TEMPLETON ASSET MANAGEMENT LTD.

                                                By: /s/ Dora Seow

                                                      Dora Seow

                                                      Co-Chief Executive Officer

                                                TEMPLETON CHINA WORLD FUND

                                                By:/s/ Manraj S. Sekhon

                                                      Manraj S. Sekhon

                                                      President and Chief Executive Officer – Investment Management